Exhibit 10.7

RELEASE OF CLAIMS AND RESTRICTIVE COVENANTS AGREEMENT

THIS RELEASE OF CLAIMS AND RESTRICTIVE COVENANTS AGREEMENT (the “Release Agreement”) is made and entered into by Rahul Singhvi (“Employee”) and Novavax, Inc. (“Employer” or the “Company”) as of April 19, 2011.

WHEREAS, Employer and Employee entered into that certain Amended and Restated Employment Agreement, dated as of July 20, 2009, as amended (the “Employment Agreement”); and

WHEREAS, Employer and Employee will terminate their employment relationship effective as of April 19, 2010 and pursuant to a letter (the “Termination Letter”) to Employee from Stanley C. Erck, President and Chief Executive Officer of the Company, dated April 19, 2010 (the “Termination Date”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, Employee agrees as follows:

1.          Consideration. Employee is entering into this Release Agreement in consideration of Employer’s offer of separation pay (in the gross amount of $681,831), as well as other good and valuable consideration including the transfer of ownership of Employee’s Apple laptop computer and mobile phone. Employee hereby accepts the severance offer, and agrees to be bound by this Release Agreement.

2.          General Release of Claims. For himself and his heirs, executors, administrators, assigns, agents and beneficiaries, if any, Employee does hereby agree to execute and be bound by the following general release of Claims (“Release”):

I, Rahul Singhvi, waive, release, and forever discharge Employer (as defined below) of and from any and all Claims (as defined below) arising from the beginning of time up to and including the date of this Release. I agree not to file a lawsuit or arbitration to assert any such Claim. Further, I agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, I will not seek or accept any personal relief in such action.

/s/ RS [Initial]

Notwithstanding any other provision of this Release, the following are not barred by the Release: (i) Claims relating to the validity of this Release Agreement; (ii) Claims by either party to enforce this Release Agreement; and (iii) Claims which legally may not be waived. In addition, this Release will not operate to limit or bar Employee’s right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) and to participate in an investigation by the EEOC, although the Release does bar Employee’s right to recover any personal relief if Employee or anyone on his behalf seeks to file a subsequent lawsuit or arbitration on the same basis as the charge of discrimination.

For the purpose of this Release, “Claims” include without limitation all actions, rights or demands of any kind that Employee now has, or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected. The nature of Claims covered by this Release includes, without limitation, all actions or demands in any way based on my employment with Employer, the terms and conditions of such employment or my separation from employment. More specifically, all of the following are among the types of Claims which are waived and barred by this Release as and to the extent allowable under applicable law:

•	Contract claims, whether express or implied;
•	Tort claims, such as for defamation or emotional distress;
•	Claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind including, but not limited to, any action under the Maryland Wage Payment and Collection law as codified at Ann. Code. Md. Labor and Employment, 3-501, et seq.;
•	Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;
•	Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances;
•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;
•	Claims for wrongful discharge; and
•	Claims for attorneys’ fees, including litigation expenses and/or costs.

The foregoing description of Claims is intended to be illustrative rather than exhaustive.

For the purpose of this Release, “Employer” includes without limitation Novavax, Inc. and its respective past, present and future parents, owners, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any. It also includes all past, present and future managers, members, principals, directors, officers, partners, agents, employees (except Rahul Singhvi), attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

3.          Restrictive Covenants. Employee acknowledges and reaffirms his obligations under Sections 9, 10, 11and 12 of the Employment Agreement regarding the business of Employer, the assignment of intellectual property, confidentiality, non-competition and non-solicitation.

4.          Additional Covenants. In addition to the covenants and obligations contained in the Employment Agreement, Employee further agrees as follows:

(a)          Not to engage in any activities or make any statements that may disparage or reflect negatively on Employer or any of its respective directors, officers, managers or employees;

(b)          Not to disclose the terms and conditions of this Release Agreement or any matters concerning or relating hereto or to Employee’s separation from Employer, except (1) the fact of Employee’s termination and (2) the terms and conditions of this Release Agreement to Employee’s legal counsel and financial advisor, if any, subject to their agreement not to disclose any of same to others.

(c)          Employee acknowledges and reaffirms the Non-Disclosure, Proprietary Information and Invention Assignment Agreement executed between Employer and Employee. In addition to existing contractual and common law obligations to do so, Employee agrees to keep and not to disclose any and all confidential information (whether written, graphic, oral, committed to memory or otherwise in his possession), including, without limitation, such information regarding the operations, licensing and collaborative transactions, product status, strategies and potential plans and personnel information of Employer, and agrees to maintain the foregoing in strict confidence so long as such information has not been published in a manner generally available to the public.

5.          Consideration Period. Employee acknowledges that he has carefully read and understands the provisions of this Release Agreement. Employee has been provided with a consideration period consisting of twenty-one (21) calendar days to consider the terms of this Release Agreement from the date this Release Agreement was first presented to him on April 19, 2011. Employee agrees to notify Employer of his acceptance of this Release Agreement by delivering a signed and notarized copy to Employer, addressed to the attention of John Herrmann, Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850 on or before May 10, 2010.

Employee understands that he may take the entire consideration period to consider this Release Agreement. Employee acknowledges that if he signs and returns this Release Agreement before the end of the consideration period, he will have knowingly and voluntarily waived his right to consider the Release Agreement for the full consideration period and that he will have executed this Release Agreement voluntarily and with full knowledge of its significance, meaning and binding effect. Employee may return this Release Agreement in less than the full consideration period only if his decision to shorten it was knowing and voluntary and was not induced in any way by Employer.

6.          Revocation Period. Employee has seven calendar days from the date he signs this Release Agreement to revoke it if he chooses to do so. If Employee elects to revoke, he must give written notice of such revocation to Employer by delivering notice of such revocation to John Herrmann, Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850 in such a manner that it is actually received within the seven (7) calendar day period. Employee understands that if he revokes this Release Agreement, he will not be entitled to the benefits offered as consideration for this Release Agreement.

7.          Advice to Consult Legal Representative. Employer recommends that Employee consult with an attorney of his own choosing, at his own expense, with regard to entering into this Release Agreement.

8.          Severability. If any provision of this Release Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the parties’ intention as set forth in this Release Agreement to the fullest extent permissible. All remaining provisions of this Release Agreement shall not be affected thereby, and shall remain in full force and effect.

9.          Choice of Law. This Release Agreement shall be governed by the laws of the State of Maryland, without giving effect to the choice of law principles of any state, except to the extent superseded by federal law (e.g., ERISA).

10.         Employee Certification; Validity of Agreement. Employee certifies that he has carefully read this Release Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Employee further declares that he is competent to understand the content and effect of this Release Agreement, and that his decision to enter into this Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information. Employee has not relied on any information except what is set forth in this Release Agreement.

11.         Effective Date. Employee understands that this Release Agreement shall not become effective or enforceable until the expiration of the revocation period set forth above, provided that he does not timely elect to revoke it.

12.         Breach of Agreement. If Employee breaches any of the obligations set forth in this Release Agreement, in addition to all of the remedies available to Employer, Employee will reimburse Employer all amounts paid to Employee as severance, viz., the gross amount of $681,831 (said amount not to include any earned salary paid hereafter to Employee through the last date of employment and all accrued and unused vacation time). Employee further agrees that upon any breach of this Release Agreement by Employee, Employee will reimburse Employer for all expenses incurred in connection with any legal action necessary to enforce this Release Agreement as well as any expenses incurred as a result of Employee’s breach of this Release Agreement, including attorney’s fees and costs. (As required under the regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim asserted pursuant to the Older Workers Benefit Protection Act).

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, Employee has executed this Release Agreement on the 26th day of April, 2011.

/s/ Rahul Singhvi
Rahul Singhvi